EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Southern Cross Acquisition I Corp.:

We hereby consent to the inclusion of our report dated April 15, 2026, except for Notes 1, 3, 4, 5, 7 and 8, as to which the date is June 11, 2026, in the Registration Statement on Form S-1 (“Registration Statement”) of Southern Cross Acquisition I Corp. (“the Company”), with respect to our audit of the Company’s financial statements as of December 31, 2025 and for the period from April 15, 2025 (inception) to December 31, 2025, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

June 11, 2026